LIVINGSTON, WACHTELL & CO., LLP, CPA'S
                     1140 Avenue of the Americas
                       New York, NY 10036-5803


March 26, 2004

Mr. Yin Sen Wong
Weston Technologies Corp.
80 Wall Street, Suite 818
New York, NY 10005


Please be advised that we are unable to provide our opinion on the consolidated financial statements of Weston Technologies Corp. for the year ended December 31, 2003 on or before March 31, 2004, because we are newly engaged by your company and we need sufficient time to complete our audit of the financial statements of your company.


Very truly yours,



/s/ LIVINGSTON, WACHTELL & CO., LLP, CPA'S
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LIVINGSTON, WACHTELL & CO., LLP, CPA'S